UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2022

CUE HEALTH INC.

(Exact name of Registrant, as specified in its charter)

Delaware	001-40590	27-1562193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Mailing address:
4980 Carroll Canyon Rd.
Suite 100
San Diego, CA 92121
(Address of principal executive
offices)

Registrant's telephone number, including area code: (858) 412-8151

Former name or address, if changed since last report: Not Applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HLTH	Nasdaq Global Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On July 21, 2022, Dr. Josh Ghaim was appointed to the Board of Directors (the “Board”) of Cue Health Inc. (the “Company”), to serve as a director with a term of office expiring at the Company’s next annual stockholder meeting. Concurrent with his appointment to the Board, Dr. Ghaim was appointed to serve on the Audit Committee of the Board, the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board.

Dr. Ghaim is the Co-Founder of Ignite Venture Studio, an innovation accelerator that builds and accelerates disruptive brands in the digital health, wellness and beauty categories, where he has also served as Managing Partner since November 2019. Dr. Ghaim also serves as President of Small World Brands Inc., a health and beauty start-up founded with a mission to globally support girls' education and women-owned businesses, since June 2018. Prior to founding Ignite Venture Studio, Dr. Ghaim was Chief Technology Officer – Consumer Health at Johnson & Johnson from July 2014 to November 2019, and he was previously responsible for Global Technology Innovation and the R&D Organization at Johnson & Johnson Consumer, Medical Devices and the Pharma R&D organization leadership team.

Dr. Ghaim has served on the board of directors of Nonagon LTD, a medical technology company, since January 2022, and has served on the board of directors of African Diaspora Network, a non-profit organization focused on promoting entrepreneurship in African-American communities, since March 2018. Dr. Ghaim has also served on the boards of directors of Infinite Growth Brands since January 2019 and Infinite Looks Inc. since June 2020. Dr. Ghaim holds a B.S. in chemistry from Indiana University and a Ph.D. in biochemistry/molecular biology from the University of Illinois.

In accordance with the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), Dr. Ghaim is eligible to participate in the Company’s standard compensation arrangements for non-employee directors which consist of cash and equity compensation for service on the Board. Pursuant to the Director Compensation Policy, Dr. Ghaim is entitled to $50,000 in annual cash compensation for service on the Board with additional cash compensation payable for committee service, as applicable. Dr. Ghaim was also granted an initial equity award of restricted stock units valued at approximately $300,000, which will vest as to 34% of the shares of the Company’s common stock underlying the grant on the first anniversary of the grant date and an additional 33% of the shares of the Company’s common stock underlying the grant at the end of each successive 12-month period following the first anniversary of the grant date until the third anniversary of the grant date, subject to Dr. Ghaim’s continued service through each vesting date in accordance with the Director Compensation Policy. In addition, Dr. Ghaim will be entitled to receive an annual equity award of restricted stock units valued at approximately $190,000, which will vest in full on the first anniversary of the grant date, subject to Dr. Ghaim’s continued service through such vesting date in accordance with the Director Compensation Policy.

There are no arrangements or understandings between Dr. Ghaim and any other persons pursuant to which Dr. Ghaim was appointed a director of the Company, and there are no family relationships between Dr. Ghaim and any other director or executive officer of the Company.

The Company has entered into its standard form of indemnification agreement with Dr. Ghaim, a copy of which is filed as Exhibit 10.20 to the Company’s Registration Statement on Form S-1 filed on September 1, 2021. Other than the indemnification agreement, Dr. Ghaim does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

The foregoing description of the terms of the Director Compensation Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Compensation Policy, a copy of which is filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 filed on September 1, 2021.

Resignation of Directors

On July 19, 2022, each of Xiangmin “Min” Cui and Scott Stanford resigned from the Board of the Company and all committees thereof. Each of Mr. Cui’s and Mr. Standford’s decision did not reflect any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Concurrent with the resignation of Mr. Stanford, Maria Martinez was appointed to serve as Chair of the Nominating and Corporate Governance Committee.

In connection with the departures of Mr. Cui and Mr. Stanford, the Board elected to decrease the size of the Board to six members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cue Health Inc.

Date: July 22, 2022	By:	/s/ John Gallagher
	Name:	John Gallagher
	Title:	Chief Financial Officer

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